EXHIBIT 4.1

                              CONSULTING AGREEMENT


Consulting Agreement made as of September 25, 2003, between Military Resale Group, Inc. a New York Corporation with offices at 2180 Executive Circle, Colorado Springs, CO 80906 and Glendale Corp, a New Jersey corporation with offices at 30 Two Bridges Road, Suite 205, Fairfield, NJ 07004 (Glendale Corp).

MYRG is in need of assistance in developing its strategic plans, gaining access to business opportunities, and other management functions, and Glendale Corp is experienced in these areas and is capable of providing valuable services to MYRG.

Therefore, it is agreed:

1. SERVICES. During the Term of this Agreement, Glendale Corp shall provide advice to MYRG management and shall consult with MYRG concerning management of sales and marketing resources, strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of MYRG, expansion of services, acquisitions and business opportunities. Glendale Corp shall also review and advise MYRG regarding its overall progress, needs and condition. Glendale Corp agrees to provide on a timely basis the following enumerated services plus any additional services contemplated hereby:

     a) The implementation of short-range and long-term strategic planning to fully develop and enhance MYRG's assets, resources, products and services:

     b) The implementation of a marketing program to enable MYRG to broaden the markets for its products and promote the image of MYRG and its products and services;

     c) Advice to MYRG regarding the recruitment and employment of key executives consistent with the expansion of operations of MYRG;

     d) The identification, evaluation, structuring, negotiating, and closing of joint ventures, strategic alliances, business acquisitions, and advice with regard to the ongoing managing and operating of such acquisitions upon consummation thereof; and

     e) Advice and recommendations regarding corporate financing including the structures, terms, and content of bank loans, institutional loans, private debt funding, mezzanine financing, and other equity financing.

2. TERM. The term ("Term") of this Agreement shall commence on the date hereof and shall terminate on the one-year anniversary of the execution of this Agreement.

3. COMPENSATION. As full compensation for the services to be rendered hereunder, MYRG shall issue to Glendale Corp (or its designees) five hundred thousand (500,000) freely tradeable shares of its common stock and an option purchase one million (1,000,000) shares of its common stock at $0.10. The shares will be issued in accordance with the terms of equity plans that have been registered with the Securities and Exchange Commission in a Registration Statement on Form S-8, which shall be effective on the date on which the shares are issued.

4. CONFIDENTIALITY. Glendale Corp will not disclose to any person, firm or corporation, nor use for its own benefit, during or after the Term of the Consulting Agreement, any trade secrets or other information designated as confidential by MYRG, which is acquired by Glendale Corp in the course of performing services hereunder. Any financial advice rendered by Glendale Corp pursuant to this Consulting Agreement may not be disclosed in any manner without the prior written approval of MYRG.

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5.   INDEMNIFICATION. MYRG hereby agrees to indemnify and hold Glendale Corp and its officers and affiliates harmless from and against all losses, claims, damages, liabilities, costs or expenses, including reasonable attorney's fees (collectively, "Liabilities") arising from the performance of this Consulting Agreement. This indemnity shall not apply, however, and Glendale Corp shall indemnify and hold MYRG, its affiliates, control persons,
     officers,   and  employees  and  agents   harmless  from  and  against  all
     Liabilities arising from gross recklessness or willful misconduct by Glendale Corp in the performance of its services hereunder.


6. INDEPENDENT CONTRACTOR. The relationship between Glendale Corp and MYRG is that of independent contractors. Glendale Corp shall not hold itself out as an agent of MYRG, nor shall it take any action from which others might infer that it is an agent of MYRG or that it is engaged in a joint venture with MYRG.

7. MISCELLANEOUS. This Consulting Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes any prior communications, understandings or agreements between the parties. This Consulting Agreement cannot be modified or changed, nor can any of its provisions be waived, except written agreement signed by both parties. The laws of the State of New York applicable to contracts made and to be performed therein shall govern this Consulting Agreement.

8. NOTICES. Any notice required or permitted hereunder shall be given in writing, and shall be deemed effectively given upon personal delivery or one business day after tender to an overnight delivery service of national reputation, addressed to the parties at the address set forth at the start of this Agreement, or at such other addresses as a Party may designate by ten days advance written.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth at the start of this Agreement.

MILITARY RESALE GROUP, INC.                          GLENDALE CORP




By:   /s/ Edward T. Whelan                            By:   /s/  Manuel Bello
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    Edward T. Whelan, CEO                                 Manuel Bello, CEO